EXHIBIT (a)(1)(G)	Form of Letter to Brokers, Dealers & Banks (CVAT Shares)

FORM OF LETTER TO BROKERS, DEALERS AND COMMERCIAL BANKS

Regarding the Tender Offer for Shares of Common Stock of
CAVITATION TECHNOLOGIES, INC.
by
BRIGHTFLIXX FINANCE (LUXEMBOURG) S.A.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., PACIFIC TIME OR

PACIFIC DAYLIGHT TIME, AS APPLICABLE, ON JANUARY 26, 2027,

UNLESS THE OFFER IS EXTENDED

Date: October 20, 2026

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

BrightFlixx Finance (Luxembourg) S.A., a Luxembourg public limited company (société anonyme) (“Purchaser”), is making an offer to purchase all outstanding shares of common stock, par value $0.001 per share (the “CVAT Shares” or “Shares”), of Cavitation Technologies, Inc., a Nevada corporation ("CVAT"), at a Final Offer Price (per share) that will be determined at the close of a Record Date of December 24, 2026. The Final Offer Price (per share) will be paid, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the CVAT Offer to Purchase dated October 20, 2026, and in the related CVAT Letter of Transmittal.

Please bring the CVAT Offer to the attention of your clients who hold CVAT Shares registered in your name or held by you for their accounts. The Purchaser is an unaffiliated third party, and the transaction constitutes a third-party tender offer under Section 14(d)(1) of the Securities Exchange Act of 1934, as amended. Following the successful completion of the CVAT Offer, Purchaser intends to delist CVAT from the OTC Market and deregister the CVAT Shares under the Exchange Act.

For your information and for forwarding to your clients, we enclose herewith:

•	The CVAT Offer to Purchase dated October 20, 2026;
•	The CVAT Letter of Transmittal for your use and for the information of your clients (including Substitute Forms W-9 and W-8BEN);
•	The CVAT Notice of Guaranteed Delivery to be used to accept the CVAT Offer if certificates for Shares or book-entry confirmations cannot be delivered prior to the Expiration Date;
•	A form of letter that may be sent to your clients for whose accounts you hold CVAT Shares registered in your name, with space provided for obtaining such clients' instructions.

WE WILL NOT PAY ANY FEES OR COMMISSIONS TO ANY BROKER, DEALER OR OTHER PERSON FOR SOLICITING TENDERS OF SHARES PURSUANT TO THE CVAT OFFER. THE PURCHASER WILL, HOWEVER, REIMBURSE YOU FOR CUSTOMARY MAILING AND HANDLING EXPENSES INCURRED BY YOU IN FORWARDING THESE MATERIALS TO YOUR CLIENTS.

To tender CVAT Shares, a properly completed and duly executed CVAT Letter of Transmittal, with any required signature guarantees, or an Agent's Message in the case of a book-entry transfer, must be received by the Depositary, or the transaction must comply with the guaranteed delivery procedures set forth in the CVAT Offer to Purchase.

If a shareholder desires to tender CVAT Shares pursuant to the CVAT Offer and such shareholder's certificates for CVAT Shares are not immediately available, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered by following the guaranteed delivery procedures requiring delivery of the CVAT Shares to the Depositary within two (2) trading days after execution and delivery of the Notice of Guaranteed Delivery (CVAT Shares) as set forth in Section 3 of the CVAT Offer to Purchase.

The Depositary for the CVAT Offer is: DYNAMIC STOCK TRANSFER, INC. 3347 Cerritos Avenue, Los Alamitos, CA 90720 Telephone / Inquiries: +1 (213) 667-0197

Very truly yours,

BRIGHTFLIXX FINANCE (LUXEMBOURG) S.A.